EXHIBIT 99.1

April 11, 2011

Dear Stockholder:

We have entered into 2011 with a renewed sense of optimism.  The commercial real estate and capital markets are stabilizing, as are unemployment levels.  Additionally, we continue to see positive momentum on the leasing side as some retailers have reinstated expansion plans and consumer spending has slightly increased.  The economy appears to be slowly and steadily on the path to recovery.  In regards to Inland Western, we look forward to 2011 being both a challenging and exciting year.

Stockholder Distribution

We are pleased to enclose a check or distribution statement for your portion of the first quarter 2011 stockholder distribution.  The board of directors declared a first quarter 2011 distribution of $0.059375 per share payable to stockholders of record at the close of business on March 31, 2011. This represents the sixth consecutive quarter-to-quarter increase in distribution rates and equates to a 2.375% annualized yield assuming a purchase price of $10.00 per share or a 3.467% annualized yield based upon the December 31, 2009 estimated value of $6.85 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.

Special Meeting of Stockholders

In December of last year, a proxy statement was mailed to stockholders of record as of December 1, 2010 for a special meeting of stockholders to be held on February 24, 2011. The proposal to approve an amendment and restatement of our charter was approved at the meeting.  We would like to thank you for taking the time to vote on this important item and for your continued support.

As discussed in the proxy statement, we intend to pursue the initial listing of our existing common stock on a national exchange to provide our stockholders with a means of liquidity; however, we cannot guarantee that such a listing will occur.  We remain committed to maximizing stockholder value.

If you have any questions regarding your Inland Western investment, please visit our website at www.inlandwestern.com, contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com